                                                                   EXHIBIT 10.1
                   [WINSTAR COMMUNICATIONS, INC. LETTERHEAD]

                                                                   [Date]

[Executive Name]
[Address]
[Telecopier No.]

                       Re: Executive Severance Benefits
                           ----------------------------

Dear              :

         WinStar Communications, Inc. (the "Company") considers it essential and in the best interests of the Company's stockholders to foster the continued employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as with many publicly held corporations, the possibility of a change of control of the Company may exist and that such possibility, along with the uncertainties it could raise among management, may result in the distraction or unwanted departure of management personnel to the detriment of the Company and its stockholders.

         Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances that could arise out of a change of control of the Company.

         In order to induce you to remain in the employ of the Company and its subsidiaries, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company and its subsidiaries is terminated subsequent to a "Change of Control" (as defined in Section 2 hereof) under the circumstances described below.

         I. TERM OF AGREEMENT. The term of this Agreement shall commence on the date hereof and shall continue in effect until the third (3rd) anniversary of the date of this Agreement; provided, however, that the term of this Agreement shall automatically be extended for one (1) additional year commencing on such third (3rd) anniversary and each anniversary thereafter without action of the parties hereto unless, not later than the date which is six (6) months preceding any such anniversary, the Company shall have given notice that it does not wish to extend this Agreement. Notwithstanding the foregoing and any such notice by the Company not to extend, if a Change of Control has occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four
(24) months beyond the month in which such Change of Control occurred or such other period determined under Section 3(v).


         2. CHANGE OF CONTROL. No benefits shall be payable pursuant to this Agreement unless there shall have been a Change of Control of the Company as set forth below.

For purposes of this Agreement, a "Change of Control" of the Company shall mean the occurrence of one of the following events during the term of this
Agreement:

                  (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of common stock having thirty-five percent (35%) or more of the total voting power of all of the Company's voting capital stock then outstanding, unless such person or group is or includes (a) an individual who, as of the date of this Agreement, is an executive officer of the Company and holds beneficial ownership in excess of two percent (2%) of the outstanding common stock of the Company, or an Affiliate or Associate (within the meaning of Rule 12b-2 under the Exchange Act) of such individual, or (b) an underwriter who obtains such thirty-five percent (35%) interest in connection with a public offering;

                  (ii) a merger or consolidation of the Company other than one resulting in the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty-five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (iii) the sale or other disposition of all, or substantially all, of the Company's assets, or the approval of a plan of liquidation of the Company other than a sale to an entity which is owned by the shareholders of the Company in substantially the same proportion as they own the Company immediately prior to such sale.

You agree that, subject to the terms and conditions of this Agreement, in the event of a "potential change of control of the Company" (as defined below) occurring during the term of this Agreement, you will not voluntarily terminate your employment with the Company or its subsidiaries (other than for Good Reason) for a period of six (6) months from the occurrence of such potential change of control of the Company. If more than one potential change of control of the Company occurs during the term of this Agreement, the provisions of the preceding sentence shall be applicable to each potential change of control of the Company occurring prior to the occurrence of a Change of Control. Solely for purposes of Sections 1, 3, 4 and 8 of this Agreement, references to a Change of Control shall be deemed to refer also to a "potential change of control of the Company." A potential change of control of the Company shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control and subsequently takes affirmative action toward such consummation; (C) the rights to purchase units of the Company's Class B Preferred Stock issued to the Company's stockholders pursuant to the


Rights Agreement dated July 2, 1997 shall have become exercisable; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

         3. TERMINATION FOLLOWING A CHANGE OF CONTROL. If a Change of Control described in Section 2 hereof occurs, you will be entitled to the benefits provided pursuant to Sections 4(iv) or 5 hereof, as applicable, upon the subsequent termination of your employment with the Company and its subsidiaries during the term of this Agreement unless such termination is (A) a result of your death, (B) by the Company or any of its subsidiaries for Disability or Cause (as defined in Sections 3(i) and 3(ii) hereof, respectively) or (C) except as otherwise provided in

Section 5 below, by you for other than Good Reason (as defined in Section 3(iii) hereof).

                  (i) Disability. You may be terminated for "Disability" if
(A) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is reasonably expected to last for a continuous period of not less than twelve (12) months,
(B) you have been absent from the full-time performance of your duties with the Company for a period of one hundred eighty (180) consecutive days, and (C) within thirty (30) days of the Company's written notice to you of the termination of your employment with the Company and its subsidiaries, you have not returned to full-time performance of your duties for the Company.

                  (ii) Cause. For purposes of this Agreement, "Cause" shall mean a termination of your employment during the term of this Agreement which is a result of (A) your conviction of or plea of nolo contendere to a felony involving fraud, dishonesty or moral turpitude, (B) your willful disclosure of material trade secrets or other material confidential information (which has been identified in writing as such to you) related to the business of the Company and its subsidiaries, or (C) your willful and continued failure substantially to perform your duties for the Company or its subsidiaries (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and which performance is not substantially corrected (if capable of correction) by you within thirty (30) days of receipt of such demand. For purposes of this Section 3(ii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you intentionally and in bad faith (i. e., without reasonable belief that your action or omission was in furtherance of the interests of the Company and its subsidiaries). Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Section 3(ii)


and specifying the particulars thereof in detail.

                  (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For the purposes of this Agreement, "Good Reason" shall mean your good faith determination that any of the following circumstances has occurred without your express written consent unless, in the case of Paragraphs (D), (E), (F), or (G), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 3(v)) specified in the Notice of Termination (as defined in Section 3(iv)) given in respect thereof:

                  (A) the assignment to you of any duties inconsistent with your status as an officer of the Company or its subsidiaries, your removal from that position, a substantial diminution in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control, the assignment of duties or responsibilities to others that diminishes the scope or status of your position, or an adverse change in your reporting relationship;

                  (B) a reduction by the Company or any of its subsidiaries in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                  (C) the relocation of your principal office to a location greater than ten (10) miles from its present location (or relocation from any subsequent office agreed to by you or within such ten (10) mile limit) except for required travel on Company business to an extent substantially consistent with your business travel obligations on the date hereof, or a substantial increase in your travel obligations;

                  (D) the failure by the Company or any of its subsidiaries to continue in effect any compensation plan in which you were participating immediately prior to the Change of Control which is material in your total compensation (including, but not limited to, the Company's 1995 Performance Equity Plan and other stock option plans and arrangements), unless an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided for you, or the failure by the Company or any of its subsidiaries to continue your participation in any such incentive plan on the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change of Control, or the failure by the Company to award a cash bonus to you in an amount and at the time substantially consistent with past practice but in no event less than the amount received in the immediately preceding year;

                  (E) except as required by law, the failure by the Company or any of its subsidiaries to continue to provide you with benefits at least as favorable as those enjoyed by you under the employee benefit and welfare plans of the Company and its subsidiaries, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability, deferred compensation, retirement and savings plans, in which you were participating at the time of the Change of Control, the taking of any action by the Company or any of its subsidiaries which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change of Control, or the failure by the Company or any of its subsidiaries to provide you with the number of paid vacation days to which you are entitled at the time of the Change of Control, or a material reduction in your perquisites or amenities of office (including your physical office space, secretarial and travel support) from those in existence immediately prior to the Change in Control;

                  (F) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

                  (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(iv) below (and, if applicable, the requirements of Section 3(ii) above); for purposes of this Agreement, no such purported termination shall be effective.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

                  (iv) Notice of Termination. Any purported termination of your employment by the Company or its subsidiaries or by you shall be communicated by Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement or such other basis relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment and, in the case of Notice of Termination by the Company, shall include a written certification by the chief executive officer of the Company certifying under oath to the truth of such facts and circumstances.

                  (v) Date of Termination. "Date of Termination" shall mean, if your employment with the Company is terminated pursuant to Section 3(ii) (Cause) or 3(iii) (Good Reason) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 3(ii) (Cause) above shall not be less than thirty (30) days, and in the case of a termination pursuant to
Section 3(iii) (Good Reason) above shall not be less than thirty (30) nor more than (60) days, respectively, from the date such Notice of Termination is given); provided that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute or the provisions of Paragraphs 4(i) through 4(iv), the Company and its subsidiaries will continue to pay you your full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary (payable in the amount and at the intervals in effect immediately prior to Notice of Termination or, if greater, immediately prior to a Change of Control) and "Applicable Bonus" (payable not later than the date bonuses were payable to executives in comparable positions in the immediately preceding year)) and continue you as a participant in all compensation, benefit and welfare plans in which you were participating when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 3(v) or, if sooner, the date which is four (4) months following the date Notice of Termination is given; provided, further, that you shall not be required to perform services for the Company during such period. For purposes of this Agreement, "Applicable Bonus" shall mean (A) the annual bonus you received (or, if you received a partial-year bonus, an amount equal to your annualized bonus) for the immediately preceding year, or (B) if you did not receive a bonus for such immediately preceding year, one-third (1/3) of your current base salary. In the event of such a dispute, the term of this Agreement shall continue in effect until the date on which the dispute is finally determined. Amounts paid under this Section 3(v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         4. COMPENSATION UPON TERMINATION. Following a Change of Control during the term of this Agreement, as defined by Section 2, upon termination of your employment you shall be entitled to the following benefits, provided that your Date of Termination occurs during the term of this Agreement:

                  (i) Disability. If your employment is terminated by the Company or any of its subsidiaries for Disability, your benefits shall be determined in accordance with the compensation and benefit plans, programs and agreements of the Company and its subsidiaries then in effect, and the Company shall have no further obligations to you under this Agreement.

                  (ii) Cause; Other than Good Reason. If your employment is terminated by the Company or any of its subsidiaries for Cause or by you other than for Good Reason, the Company (or one of its subsidiaries, if applicable) shall pay you not later than the fifth (5th) day following the Date of Termination your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given and shall pay any amounts to be paid to you pursuant to any other compensation plans, programs or employment agreements of the Company then in effect, and the Company shall have no further obligations to you under this Agreement and you shall have no obligations to the Company.

                  (iii) Death. If your employment shall be terminated by reason of your death, the Company (or one of its subsidiaries, if applicable) shall pay your estate not later than the fifth (5th) day following the date of your death your full base salary through the date of your death at the rate then in effect, and a pro-rata portion of your Applicable Bonus, and shall pay any amounts to be paid to you pursuant to any other compensation and benefit plans, programs and agreements of the Company then in effect, and the Company shall have no further obligations to you under this Agreement.

                  (iv) Other Terminations. If your employment by the Company and its subsidiaries shall be terminated (a) by the Company (or one of its subsidiaries, if applicable) other than for either Cause, your death or Disability, or (b) by you for Good Reason, then you shall be entitled, subject to Section 4(iv)(E) hereof, to the benefits provided below:

                  (A) The Company (or one of its subsidiaries, if applicable) shall pay you the sum of (I) your full base salary through the Date of Termination, at the rate then in effect (or if greater, at the rate in effect immediately prior to a Change of Control), any unpaid bonus earned in a year prior to the year of your Date of Termination and a pro rata portion of your Applicable Bonus, plus (II) all other amounts to which you are entitled under any compensation plan of the Company applicable to you in accordance with the terms of such plan at the time such payments are due.

                  (B) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you a lump sum severance payment (the "Severance Payment") in an amount equal to one hundred and fifty percent (150%) of the sum of (I) your base salary at the rate then in effect, or if greater, at the rate in effect immediately prior to a Change of Control, plus (II) your average annual bonus for the number of full years in which you were eligible for a bonus (but not more than two (2) such full years) prior to the year in which your termination of employment occurs, or if greater, the number of full years in which you were eligible for a bonus (but not more than two (2) such full years) prior to a Change of Control. In the event you were not eligible for a full-year bonus in any of such years, the Severance Payment will be the Applicable Bonus.

                  (C) For a period of eighteen (18) months after your termination of employment, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination, or if greater, immediately prior to a Change of Control.

                  (D) For a period of eighteen (18) months after your termination of employment, the Company shall provide to you executive level career outplacement services from the provider of your choice with a maximum cost to the Company equal to twenty percent (20%) of your base salary at the rate in effect on the Date of Termination, or if greater, at the rate in effect immediately prior to a Change of Control.

                  (E) Notwithstanding any other provision of this Agreement to the contrary, in
the event that any payment received or to be received by you in connection with a Change of Control or the termination of your employment from the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (collectively, the "Total Payments") would not be deductible (in whole or in part) by the Company or an affiliate or other person making such payment or providing such benefit, as a result of the application of Section 280G of the Internal Revenue Code (the "Code"), then the aggregate present value of any amounts or benefits which are payable, distributable or provided to you pursuant to this Agreement (such amounts or benefits pursuant to this Agreement, the "Agreement Payments") shall be reduced (but not below zero) to an amount (the "Reduced Amount") expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any of the Total Payments to be nondeductible by the Company as a result of the application of Section 280G of the Code. If an independent accounting firm selected by the Company's independent auditors and approved by you in writing (the "Accounting Firm") determines that any of the Total Payments would be nondeductible by the Company as a result of the application of Section 280G of the Code, the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and you may then elect, in your sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (provided that after such election no portion of the Total Payments would be nondeductible by the Company), and you shall advise the Company, in writing, of your election within thirty (30) days of your receipt of the calculation of the Accounting Firm. If no such written election is made by you within such thirty (30) day period, the Company may elect which and how much of the Agreement Payments shall be eliminated or reduced (provided that after such election by the Company no portion of the Total Payments would be nondeductible by the Company) and shall notify you promptly thereafter. For purposes of this Paragraph (E), present value shall be determined in accordance with Section 280G(d)(3) and (4) of the Code. All determinations made by the Accounting Firm under this Paragraph (E) shall be binding upon the Company and you, and shall be made within thirty (30) days of the termination of your employment from the Company. All fees and expenses of the Accounting Firm in connection with the determinations made hereunder shall be paid by the Company.

                  (F) The cash payments provided for in Paragraphs (A) and (B) above shall be made not later than the fifth (5th) day following the Date of Termination, provided, however, that if the amount of such payments, and the limitation on such payments set forth in Paragraph (E) above, cannot be finally determined on or before such day, the Company shall pay to you on such fifth (5th) day an estimated amount, as determined in good faith by the Company, of the maximum amount of such payments which would not trigger the limitation of Paragraph (E) above and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the sixtieth (60th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). All other amounts or benefits payable, distributable or provided to you under this Agreement shall be paid, distributed or provided in accordance with the terms of the applicable Company plan or other arrangement with respect to such benefits except as otherwise expressly set forth herein.

                  (G) The Company shall also pay to you all legal fees and expenses as reasonably incurred by you in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of your termination for purposes of this Agreement or in defending this Agreement or settling any dispute regarding this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided under this Agreement) except to the extent that the payment of such fees and expenses would not be, or would cause any other portion of the Total Payments not to be, deductible by reason of Section 280G of the Code. Such payment shall be made at the later of the times specified in Paragraph (F) above, or within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require). If the payment by the Company of any fees and legal expenses pursuant to this Paragraph (G) shall constitute taxable income to you, the Company agrees, as a separate and independent undertaking, to pay to you upon demand any and all taxes, of whatever nature or description, applicable to such payment, together with any taxes thereon (on the basis of a customary "gross-up" formula and assuming you are in the highest tax bracket for applicable federal, state and local taxes).

                  (H) All payments and benefits payable, distributable or provided to you under this Agreement shall be offset and reduced by any similar amounts or benefits payable, distributable or provided to you at the same time or with respect to the same period or on the same terms and conditions under any employment agreement executed between you and the Company which is in effect immediately prior to the Date of Termination the ("Employment Agreement").

                  (I) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit payable, distributable or provided under this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement or other benefits received after the Date of Termination or otherwise except as provided in Paragraph (H) above.

         5. CHANGE OF CONTROL WINDOW. Notwithstanding the provisions of Sections 3 or 4 hereof, if (i) you provide Notice of Termination to the Company and its subsidiaries for any reason or no reason during the period commencing on the first anniversary of a Change of Control and ending thirty
(30) days thereafter, (ii) your Notice of Termination specifies a Date of Termination no less than thirty (30) and no more than sixty (60) days from the date such Notice of Termination is given, and (iii) you have not received Notice of Termination for Cause prior to the date you provide such Notice of Termination, you will be entitled to the benefits provided in Section 4(iii) hereof upon your subsequent termination of your employment with the Company and its subsidiaries as if you had terminated employment from the Company for Good Reason, regardless of the reasons for such termination.

         6. SUCCESSORS; BINDING AGREEMENT.

                  (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for

Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

                  (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

         7. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered by hand, (b) sent by telecopier (with electronically generated written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth on the first page of this Agreement with respect to you and on the signature page with respect to the Company, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address or telecopier numbers as either party may have furnished to the other in writing in accordance herewith, except that notice of change shall be effective only upon receipt.



         8. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state in which your principal office is located immediately prior to a Change of Control, except to the extent preempted by Federal law. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

         9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force an effect.

         10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11. ARBITRATION OF DISPUTES; SERVICE OF PROCESS; AND CONSENT TO SUIT. Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of New York, in accordance with the rules of the American Arbitration Association then in effect, and the arbitrator's decision shall be binding and final and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that you may elect to have any such controversy or claim settled by judicial determination in lieu of arbitration by bringing a court action, if you are the plaintiff or, if you are not the plaintiff, demanding such judicial determination within the time to answer any complaint in any arbitration action that may be commenced. The Company shall bear the expense of any such arbitration or court action and shall pay or reimburse you, regardless of outcome, for all of your reasonable costs and expenses relating to such arbitration proceeding or court action, including, without limitation, reasonable attorneys' fees and expenses, as such costs and expenses are incurred, unless the trier of fact in such arbitration proceeding or court action affirmatively determines that you were not acting in good faith in such arbitration proceeding or court action. In the event that the trier of fact in such arbitration proceeding or court action affirmatively determines that the Company was not acting in good faith in such arbitration proceeding or court action, the Company shall pay to you, within five (5) days following such determination, as liquidated damages in addition to the cash payments otherwise due pursuant to Paragraphs (A) and (B) of Section 4(iv)


hereof, an additional cash payment equal to the cash payments otherwise due pursuant to such Paragraphs (A) and (B) of Section 4(iv) hereof.

         12. EFFECT ON EXISTING AGREEMENT. This Agreement constitutes the entire understanding and agreement between you and the Company with regard to the matters herein and incorporates and supersedes all prior agreements between the parties concerning your employment with the Company other than the Employment Agreement and all employee benefit plans and stock option or incentive plans of the Company; other than such agreements and plans, there are no other agreements, conditions or representations, oral or written, express or implied with regard thereto.

                  If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

WINSTAR COMMUNICATIONS, INC.
230 Park Avenue, 27th Floor
New York, New York 10169
Telecopier No.: (212) 922-1637

By:      ___________________________________

Name:    ___________________________________

Title:   ___________________________________

Agreed to this ____ day of _____________, 1998.